Exhibit 23.4

CONSENT OF BUXTON COMPANY

We hereby consent to the use of our name and other references to us and our reports in the Registration Statement on Form S-1 (the “Registration Statement”) of DTLR Holding, Inc. (the “Company”) and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Company’s initial public offering of its common stock.  We further consent to the filing of this Consent as an exhibit to such Registration Statement.

BUXTON COMPANY

By:	/s/ David Glover
Name: David Glover
Title: Chief Financial Officer